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                                            THE     [LOGO]
                                            HARTFORD





September 11, 1997                          PAULINE GYLLENHAMMER, ASA, MAAA
                                            Actuarial Associate

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain group flexible premium variable life insurance policy (the "Policy") that will be offered and sold by ITT Hartford Life and Annuity Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in the Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus included as part of such Form S-6 Registration Statement.

Very truly yours,



Pauline Gyllenhammer
                                            Hartford Life Insurance Companies
                                            200 Hopmeadow Street
Enclosures                                  Simsbury, CT 06089
                                            860 843 3153
                                            860 843 8665 Fax

                                            Mailing Address:  P.O. Box 2999
                                            Hartford, CT  06104-2999